Exhibit 99.1

KVH Industries Announces Leadership Transition
Martin Kits van Heyningen to retire after 40 years of service at KVH
Chief Operating Officer Brent Bruun to become Interim Chief Executive Officer
Cathy-Ann Martine-Dolecki named new independent Chairman
Company initiates search for new Chief Executive Officer

MIDDLETOWN, RI – March 7, 2022 – KVH Industries, Inc., (Nasdaq: KVHI), today announced that its longstanding President and Chief Executive Officer, Martin Kits van Heyningen, is retiring from his executive and Board roles after more than 40 years at the Company.

Mr. Kits van Heyningen is a co-founder of KVH and has served as President and a director since 1982, Chief Executive Officer since 1990 and as Chairman of the Board of Directors since 2007. He has been issued eleven patents while at the Company.

Mr. Kits van Heyningen stated, “I am extremely proud of all that has been accomplished at KVH during my time at the Company. We have invented new technologies and have grown from a small number of employees and a few products to a world leader in our markets. This is the right moment for me to step back from KVH to focus on other endeavors and to turn KVH over to the next generation of leadership. I am confident that the Company is well-positioned for success moving forward.”

The Board has engaged a nationally recognized executive search firm to identify a new Chief Executive Officer. During this process, current Chief Operating Officer Brent Bruun will assume the role of Interim Chief Executive Officer. Mr. Bruun has been with KVH since 2008 and has played a critical role in the growth of the Company’s industry-leading Mobile Connectivity business.
“I am gratified by the Board’s confidence in this appointment to interim CEO. KVH is recognized for its innovative solutions and their value to our customers. I look forward to working with the Board, our senior leadership, and my fellow employees worldwide to build on that record of innovation, leadership, and outstanding products to achieve sustainable and profitable results.”

The Board appointed Cathy-Ann Martine-Dolecki, one of KVH’s current independent directors, to serve as the new Chairman of the Board. Ms. Martine-Dolecki has extensive global leadership experience in the telecommunications industry, including spending four decades at AT&T, including in senior executive roles.

Ms. Martine-Dolecki commented, “We would like to thank Martin for his 40 years of service. Martin was an inventor, engineer, manager, executive and leader of our Company and, over his career, inspired countless employees and launched several entirely new markets. He has built an exceptional company.”

She continued, “The Board’s strategic focus is on achieving sustained profitability. We will accomplish this by concentrating on the core businesses where we are a leader and operating with more cost discipline. This will allow us to get to positive operating income faster, and ultimately to increase shareholder value.”

In a separate press release this morning, KVH announced results for its fourth quarter and full year 2021. The Company’s financial results were in-line with previously provided guidance.

Cathy-Ann Martine-Dolecki Biography
Cathy-Ann Martine-Dolecki has been on the KVH Board of Directors since June 2021. She currently serves as Chief Operating Officer of Tristar Acquisition I Corp., a special purpose acquisition company. In 2017, Ms. Martine-Dolecki retired after a 37-year career with AT&T, where she most recently served as President of National Business Services. Previously, she served as President, Enterprise Business Solutions of AT&T Mobile & Business Solutions, as Executive Vice President, Small Business Solutions and Alternate Channels at AT&T. Her prior board experience includes serving as a director at TESSCO Technologies Incorporated (Nasdaq: TESS), a technology distributor and manufacturer serving the wireless infrastructure and mobile device accessories markets and at Legal Shield, a provider of consumer legal services. She is currently a member of the Americas Executive Board of the Massachusetts Institute of Technology Sloan School of Management. Ms. Martine-Dolecki received a Master of Science in Management from the Massachusetts Institute of Technology, a Master of Business Administration from New York University and a Bachelor of Arts in Economics from the College of Mount Saint Vincent.

Brent Bruun Biography
Brent C. Bruun has served as Chief Operating Officer of KVH since 2016. He also previously served as interim Chief Financial Officer of the Company. Prior to that, he served as executive vice president of mobile broadband, senior vice president of global sales and business development and vice president of global sales and business development. He previously served as senior vice president of strategic initiatives for SES AMERICOM, a satellite operator providing services via its fleet of 16 geosynchronous satellites covering North America. Earlier in his career, Mr. Bruun held positions at KPMG LLP and General Electric. He holds a B.S. in accounting from Alfred University and is a certified public accountant.

About KVH Industries, Inc.
KVH Industries, Inc., is a global leader in mobile connectivity and inertial navigation systems, innovating to enable a mobile world. The market leader in maritime VSAT, KVH designs, manufactures, and provides connectivity and content services globally. KVH is also a premier manufacturer of high-performance sensors and integrated inertial systems for defense and commercial applications. Founded in 1982, the company is based in Middletown, RI, with research, development, and manufacturing operations in Middletown, RI, and Tinley Park, IL, and more than a dozen offices around the globe.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our goal to achieve sustainable and profitable results, our new strategy, and our goals for greater cost discipline, improved profitability and increased shareholder value. Actual results could differ materially from the results projected in or implied by the forward-looking statements made in this press release. Factors that might cause these differences include, but are not limited to, the uncertain outcome of our restructuring plan and related reduction in force, including the loss of valuable employees; uncertainties created by our leadership transition, including challenges and potential additional expenses in retaining our continuing employees, particularly in the current competitive labor market characterized by rising wages; uncertainties created by our new business strategy, which may impact customer recruitment and retention; the uncertain impact of ongoing disruptions in our supply chain and associated increases in our costs. These and other factors are discussed in more detail in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2021. Copies are available through our Investor Relations department and website, investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

Media contact:
Longacre Square Partners
Dan Zacchei / Joe Germani
dzacchei@longacresquare.com / jgermani@longacresquare.com